FORM 3

               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP

               Filed pursuant to Section 16(a) of the
               Securities Exchange Act of 1934, Section
     17(a) of the Public Utility Holding Company Act of 1935 or
          Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person
    Marsha              Perelman          Reines
-------------------------------------------------------
    (Last)              (First)           (Middle)

    502 Times Building
-------------------------------------------------------
                   (Street)

    Ardmore                PA               19003
-------------------------------------------------------
    (City)              (State)           (Zip)


2.  Date of Event Requiring Statement
    (Month/Day/Year)
         10/21/98
    ----------------


3.  Issuer Name and Ticker or Trading Symbol
      PENN VIRGINIA CORPORATION (PVA)


4.  Relationship of Reporting Person to Issuer
    (Check all applicable)

    __X___ Director                    _____ 10% Owner
    ______ Officer (Give title below)  _____ Other (specify below)


    ---------------------------------------


5.  If Amendment, Date of Original
    (Month/Day/Year)


6.  Individual or Joint/Group Filing
    (Check applicable line)
    __X_  Form filed by one Reporting Person
    ____  Form filed by more than one Reporting Person



Table I - Non-Derivative Securities Beneficially Owned

                                   2. Amount of    3. Ownership Form:
                                      Securities      Direct (D)
                                      Beneficially        or
1. Title of Security                  Owned           Indirect (I)
   --------------------------         -------------   --------------
   Common Stock $6.25 par value       -0-



                                   4. Nature of Indirect Beneficial
1. Title of Security                  Ownership
   --------------------------         -----------------------------
   Common Stock $6.25 par value       -0-



Table II -- Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options,convertible securities)

                             2. Date Exercisable    3. Title and Amount
                                and Expiration         of Securities
                                Date                   Underlying
                                (Month/Day/Year)       Derivative Security
                                -----------------  --------------------------
                                                                      Amount
                                Date     Expir-                       or Num-
1. Title of Derivative          Exer-    ation                        ber of
       Security                 cisable  Date        Title            Shares
   ------------------------     -------  ---------   --------------   -------
   Nonqualified Stock Options   10/21/99 10/20/08    Common Stock     10,000
                                                    ($6.25 par value)


                                                    5.  Ownership
                              4. Conversion             Form of
                                 or Exercise            Derivative
                                 Price of               Security
1. Title of Derivative           Derivative             Direct (D) or
   Security                      Security               Indirect (I)
   --------------------------    ----------------       -------------
   Nonqualified Stock Options    $21.4375               D


1. Title of Derivative          6. Nature of Indirect
   Security                        Beneficial Ownership
   --------------------------      ------------------
   Nonqualified Stock Options      Not Applicable


Explanation of Responses:


Intentional misstatements or
omissions of facts constitute
Federal Criminal Violations.



  MARSHA REINES PERELMAN                  October 30, 1998
-----------------------------             ----------------
Signature of Reporting Person                   Date



By:         /S/ Nancy M. Snyder
    ---------------------------------------
    General Counsel and Corporate Secretary
    Authorized Signer